As filed with the Securities and Exchange Commission on November 26, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

MagneGas Corporation

 (Exact name of registrant as specified in its charter)

Delaware	26-0250418
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

150 Rainville Road

Tarpon Springs, FL 34689

(727) 934-3448

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

(800) 927-9801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications, including communications sent to agent for service, should be sent to:

Gregg E. Jaclin, Esq.

Szaferman, Lakind, Blumstein & Blader, P.C.

101 Grovers Mill Road, Second Floor

Lawrenceville, New Jersey 08648

Tel No.: (609) 275-0400

Fax No.: (609) 275-4511

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $0.001 par value per share	8,086,552	$0.83	$6,711,838	$779.92

(1)	Represents 940,000 shares of common stock which are issuable upon conversion of the Registrant’s Series D-2 convertible preferred stock and 7,146,552 shares of common stock which are issuable upon conversion of certain warrants. In addition to the shares of the Registrant’s common stock set forth in the table above, pursuant to Rule 416 under the Securities Act of 1933, as amended, the Registrant is registering an indeterminate number of shares of the Registrant’s common stock issuable upon exercise of the warrants in connection with stock splits, stock dividends, recapitalizations or similar events. No additional registration fee has been paid for such shares of our common stock.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Section 6(b) of the Securities Act of 1933, as amended and computed pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant’s common stock on November 20, 2014, as reported by the Nasdaq Capital Market.

(3)	The registration fee has been calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 26, 2014

PROSPECTUS

MAGNEGAS CORPORATION

8,086,552 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 8,086,552 shares of our common stock, par value $0.001 per share, by the selling stockholders identified in this prospectus under “Selling Stockholders.” We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares.

The selling stockholders may sell the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is listed on the NASDAQ Capital Market under the symbol “MNGA.” On November 20, 2014, the last reported sale price of our common stock on the NASDAQ Capital Market was $0.8153 per share.

We are an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933.

Investing in the securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus and in the documents to be filed with the Securities and Exchange Commission that are incorporated by reference in this prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014.

ABOUT THIS PROSPECTUS

In this prospectus, the “Company,” “we,” “us,” and “our” and similar terms refer to MagneGas Corporation. References to our “common stock” refer to the common stock, par value $0.001 per share, of MagneGas Corporation.

You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.” If there is any inconsistency between the information in this prospectus and the documents incorporated by referenced herein, you should rely on the information in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide information different from that contained in this prospectus and the documents incorporated by reference herein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the dates on the cover page, regardless of time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operation and prospects may have changed since those dates.

MagneGas™ and other trademarks or service marks of MagneGas Corporation appearing in this prospectus are the property of MagneGas Corporation. Trade names, trademarks and service marks of other companies appearing in this registration statement are the property of the respective owners.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference.  This summary is not complete and does not contain all of the information that you should consider before investing in our securities.  To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 9, the financial statements and other information incorporated by reference in this prospectus when making an investment decision.  This is only a summary and may not contain all the information that is important to you. You should carefully read both this and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Our Company

We are an alternative energy company that creates a system that produces hydrogen based fuel through the gasification and sterilization of liquid and liquid waste. We have developed a process which gasifies various types of liquid waste through a proprietary plasma arc system. A byproduct of this process is a type of syngas that works as an alternative to natural gas currently sold in the metalworking market as a cutting fuel. We produce gas bottled in cylinders for the purpose of distribution to the metalworking market as an alternative to acetylene and other cutting gases. Additionally, we market, for sale or licensure, our proprietary plasma arc technology for the processing of liquid waste (the “Plasma Arc Flow” or “Plasma Arc Flow System”) and for the production of MagneGas for co-combustion with hydrocarbon fuels to reduce emissions. Through the course of our business development, we have established a retail platform to sell our fuel for use in the metalworking and manufacturing industries.

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MagneGas Corporation was organized in the state of Delaware on December 9, 2005. We were originally organized under the name 4307, Inc., for the purpose of locating and negotiating with a business entity for a combination. On April 2, 2007 all the issued and outstanding shares of 4307, Inc. were purchased by Clean Energies Tech Co., a private company owned by Dr. Ruggero Santilli, the inventor of the Plasma Arc Flow™ technology. Following this stock purchase, our name was changed to MagneGas Corporation.

Recent Developments

Private Placement

March 2014 Financing

On March 24, 2014, the Company entered into a Securities Purchase Agreement with an institutional investor (the “March Investor”) providing for the issuance and sale by the Company (the “March Offering”) of 2,000,000 shares (the “March Shares”) of the Company’s common stock, par value $0.001 per share, and 2,100.5 shares of the Company's Series C convertible preferred stock (the “Series C Preferred Stock”) which are convertible into a total of 1,448,276 shares of common stock (the “March Conversion Shares”) for an aggregate purchase price of $5,000,000 (the March Shares, the Series C Preferred Stock and the March Conversion Shares shall be referred to as the “March Registered Stock”). In connection with the purchase of shares of the March Registered Stock in the March Offering, the March Investor received a warrant to purchase 1,724,138 shares of common stock at an exercise price equal to $2.15 (the “March Investor Warrant”). The March Investor Warrant was initially exercisable on the six (6) month anniversary of the issuance date and has a term of exercise equal to five (5) years from the date on which first exercisable.  The closing of the sale of these securities occurred on March 28, 2014.

Shares of Series C Preferred Stock have a liquidation preference equal to the stated value of each share of Preferred Stock or $1,000 per share. The shares of Series C Preferred Stock do not have any voting rights other than if the Company seeks to alter or adversely affect the rights of the Series C Preferred Stock. Subject to certain ownership limitations as described below, shares of Series C Preferred Stock are convertible at any time at the option of the holder into shares of the Company’s common stock at a conversion price of $1.45 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. Subject to limited exceptions, holders of shares of Series C Preferred Stock will not have the right to convert any portion of their Series C Preferred Stock that would result in the holder, together with its affiliates, beneficially owning in excess of 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to its conversion.  In addition, until such time as the Company has received shareholder approval as required by applicable Nasdaq rules, the Company may not issue, upon conversion of the Series C Preferred Stock or exercise of the March Investor Warrant, a number of shares of common stock which, when aggregated with the March Registered Stock or the shares previously issued upon conversion, would exceed 19.99% of the total number of shares of common stock outstanding immediately prior to this transaction.

The March Registered Stock was offered by the Company pursuant to an effective shelf registration statement on Form S-3, which was initially filed with the Securities and Exchange Commission (the “SEC”) on May 17, 2013 and declared effective on May 28, 2013 (File No. 333- 188661) (the “Registration Statement”). On March 27, 2014, we filed a prospectus supplement with the SEC in connection with the sale of the March Registered Stock.

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The March Investor Warrant was issued and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  All potential investors in the March Offering, including the private placement, were solicited by means of direct contact by Northland Securities, Inc. (the “Placement Agent”). The Placement Agent had a substantive pre-existing relationship with the institutional investor and the Company did not engage in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offer or sale of the Series C Preferred Stock or the March Investor Warrant. Accordingly, the March Investor may exercise the warrant and sell the underlying shares only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act. Pursuant to a Registration Rights Agreement, dated March 24, 2014, by and between the Company and the Investor (the “March Registration Rights Agreement”), the Company agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable upon exercise of the March Investor Warrant. This prospectus forms a part of the initial registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the March Investor Warrant.

Moreover, in connection with the March Offering the Placement Agent received cash compensation equal to 7% of the total amount raised and received a warrant to purchase an aggregate amount of 172,414 shares of the Company’s common stock (“March Agent Warrant”). This prospectus forms a part of the initial registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the March Agent Warrant.

October 2014 Financing

On October 21, 2014, the Company entered into a Securities Purchase Agreement (the “October Purchase Agreement”) with an institutional investor (the “October Investor”) providing for the issuance and sale by the Company (the “October Offering”) of 3,000,000 shares of the Company’s common stock, par value $0.001 per share, at a purchase price of $1.00 per share (the “October Common Shares”), 1,060 shares of the Company's Series D-1 convertible preferred stock, par value $0.001 per share, at a purchase price of $1,000 per share (the “Series D-1 Preferred Shares”), which are convertible into a total of 1,060,000 shares of common stock for an aggregate purchase price of $4,060,000 (the October Common Shares, and Series D-1 Preferred Shares shall be referred to as the “October Registered Stock”). Pursuant to the October Purchase Agreement, the October Investor also agreed to purchase 940 shares the Company’s Series D-2 convertible preferred stock, par value $0.001 per share, at a purchase price of $1,000 per share, in a private placement (the “Series D-2 Private Placement Preferred Shares,” together with the Series D-1 Preferred Shares, the “October Preferred Stock”), which are convertible into a total of 940,000 shares of the Company’s Common Stock for an aggregate purchase price of $940,000. In connection with the purchase of the Series D-2 Private Placement Preferred Shares, the October Investor received a warrant to purchase 5,000,000 shares of the Company’s common stock at an exercise price equal to $1.31 (the “October Investor Warrant”). The October Investor Warrant shall be initially exercisable on the six (6) month anniversary of the issuance date and have a term of exercise equal to five (5) years from the date on which first exercisable. The closing of the sale of these securities occurred on October 23, 2014.

Shares of October Preferred Stock have a liquidation preference equal to the stated value of each share of October Preferred Stock or $1,000 per share. The shares of October Preferred Stock do not have any voting rights other than if the Company seeks to alter or adversely affect the rights of the October Preferred Stock. Subject to certain ownership limitations as described below, shares of October Preferred Stock are convertible at any time at the option of the holder into shares of the Company’s common stock at a conversion price of $1.00 per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. Subject to limited exceptions, holders of shares of October Preferred Stock will not have the right to convert any portion of their October Preferred Stock that would result in the holder, together with its affiliates, beneficially owning in excess of 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to its conversion. In addition, until such time as the Company has received shareholder approval as required by applicable Nasdaq rules, the Company may not issue, upon conversion of the October Preferred Stock or exercise of the October Investor Warrant, a number of shares of common stock which, when aggregated with the October Registered Stock or the shares previously issued upon conversion, would exceed 19.99% of the total number of shares of common stock outstanding immediately prior to this transaction.

The October Registered Stock was offered by the Company pursuant to the Registration Statement. On October 22, 2014, we filed a prospectus supplement with the SEC in connection with the sale of the October Registered Stock.

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The Series D-2 Private Placement Preferred Shares and October Investor Warrant were issued and sold without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Accordingly, the Investor may convert the Series D-2 Private Placement Preferred Shares and exercise the October Investor Warrant and sell the underlying shares only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act. Pursuant to a Registration Rights Agreement, dated October 21, 2014, by and between the Company and the October Investor (the “October Registration Rights Agreement”), the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable upon conversion of the Series D-2 Private Placement Preferred Shares and upon exercise of the October Investor Warrant. This prospectus forms a part of the initial registration statement with the SEC covering the resale of the shares of common stock issuable upon conversion of the Series D-2 Private Placement Preferred Shares and upon exercise of the October Investor Warrant.

Moreover, in connection with the October Offering the Placement Agent received cash compensation equal to 7% of the total amount raised and received a warrant to purchase an aggregate amount of 250,000 shares of the Company’s common stock (“October Agent Warrant”). This prospectus forms a part of the initial registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the October Agent Warrant.

Market Strategy

The Company has spent the last several months developing its strategy for increasing revenue and reducing costs. To that end, it has identified three major market segments which it will pursue for generating revenue:

·	Industrial Gas Sales

·	Equipment Sales for Liquid Waste Processing

·	Use of MagneGas™ for the Co-Combustion of Hydro-Carbon Fuels to Reduce Emissions

The Company has launched a new Research and Development initiative with the following focus:

·	High volume processing of oil

·	Combustion of MagneGas with Hydrocarbon fuels, such as coal, to reduce emission

·	Third party verification of fuel and equipment safety and performance results

Sales

Industrial Gas Sales

The Company has signed several new fuel distributors for the metal working market, including Accugas and GTW Welding in Michigan and Welders Services Incorporated in Indiana. It also continues to sell fuel through existing distributors in Michigan, Florida and Pennsylvania. In addition, the Company is in various stages of negotiation with several other distributors and large end users in the Industrial Gas industry.

The Company has received approval by the Clearwater Florida and New York City Fire Departments and they have confirmed that they are in final stages of testing for the use of MagneGas fuel as a replacement for acetylene in metal cutting for extractions and demolitions. Both cities have placed their initial order for fuel and the Company has been in extensive training with fire fighters from both locations for its proper use. These relationships further validate the safety and effectiveness of the MagneGas fuel for metal cutting.

On October 27, 2014, the Company closed on the purchase of 100% of the outstanding issued and outstanding Capital Stock of Equipment Sales and Service, Inc. a Florida Corporation, from Robert A. Ficocelli Revocable Trust, Robert A Ficocelli and Stephen R. Homer (each, a Seller Party and together, the “Seller Parties”), The purchase price was $3,000,000 of which $150,000 is being held in escrow for a period of 9 months to ensure no material events not previously disclosed occurred. ESSI will be used as a launching platform to accelerate MagneGas fuel sales into the Florida market by allowing the Company access to a variety of goods and services for the metal working market and access to acetylene customers for potential conversion into MagneGas.

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Equipment Sales

On August 23, 2013, we entered into a definitive agreement with a group from the Central Asian country of Kazakhstan to supply them with a mini-refinery for $499,000 which they plan to use to test various liquid wastes. Based on the results of these tests, they anticipate purchasing an industrial size unit in 2014 or 2015.

On August 19, 2013, the Company entered into a Memorandum of Understanding with “EAWC Technologies” of Florida and “Swiss Water Tech” of Switzerland to promote the sale of the MagneGas™ refineries through their network of clean energy and clean water distribution platforms. EAWC Technologies has continued its efforts to sell the technology in Switzerland, Hungary and Pakistan.

The Company has started a new marketing campaign aimed at pursuing international equipment sales in strategic areas of the world through social media, industry events and a network of independent brokers. It is in the process of launching a new platform of brochures and other related media to promote international sales in this market. The Company is in various stages of negotiation and testing for the sale of equipment.

MagneGas for the Co-Combustion of Hydro-Carbon Fuels to Reduce Emissions

On October 8, 2013, the Company signed a Memorandum of Understanding with a confidential party (the “USA MOU”), an unrelated group from the United States, to enter into a joint venture arrangement for the testing, development and pursuit of the Co-Combustion of MagneGas™ with Coal Fired Power Plants to reduce the stack emissions and increase heat extraction (the “Joint Venture”). This Joint Venture included a $100,000 deposit, which was paid to the Company in September 2013 by the confidential party. The Joint Venture includes the creation of a New Company which will hold the exclusive rights for this market for the United States and Canada. A major research center in the United States associated with a large utility company is currently conducting third party testing and validation. The Company has completed internal testing both in the United States and Australia and has demonstrated reduced hydrocarbon emission and increased heat with the Co-Combustion of Coal and MagneGas™. The third party testing is anticipated to also include an analysis of the volume of gas needed to achieve lowered emission results and the economic impact of this solution. Once third party testing is complete, the Company will work through the new Joint Venture to sell equipment, fuel and byproducts to end user coal power plants in this market.

On January 16, 2014, the Company established a subsidiary company, Supplemental Energy Solutions, LLC (“SES”), to pursue this market. On June 16, 2014, the Company and the confidential party entered into a Supplement to the USA MOU (the “Supplement”) pursuant to which the parties agreed: 1) that the Company is allowed to transfer half of its interest in SES to FutureEnergy Pty Ltd. of Australia; and 2) to extend the term during which SES has the option to purchase a recycler under the USA MOU in order to retain certain exclusivity rights. Currently, the Company owns 25% of SES, FutureEnergy Pty Ltd. owns 25% of SES, and the confidential party owns 50% of SES. Additional partners will be added as warranted.

The Company conducted the initial testing of Co-Combustion with Future Energy LLC of Australia, who has since filed a provisional patent for the combustion system used for these tests. The Company entered into a Memorandum of Understanding with Future Energy LLC on September 14, 2013 to share in ownership of this Intellectual Property. The Company is currently negotiating an extended version of this agreement to include other Intellectual Property. On March 19, 2014, the Company signed a Joint Venture agreement with FutureEnergy Pty Ltd of Australia that superseded the Future Energy MOU (the “Future Energy JV Agreement”). Under the terms of the Future Energy JV Agreement, both parties will own 50% of a new Company formed for the purpose of developing, licensing and commercializing new intellectual property for co-combustion of MagneGas fuels with hydrocarbon fuels to reduce emissions and increase energy. The Future Energy JV Agreement t includes and extends beyond the existing partnership of coal co-combustion to include other current and future developments such as the combustion of MagneGas with diesel, heavy oil, aviation fuels, and liquid petroleum gas.

Research and Development

High Volume Processing of Oil

The Company has historically processed oil through the addition of water or other dilution, which limits the volume of oil processed and decreases the flame temperature. There are several customers that have requested larger volume processing of oil based waste. The Company has spent considerable effort to achieve lower dilution levels and higher volume processing and has made significant progress to date. It anticipates the oil processing system will be completed in 2014. This research resulted in an entirely new family of MagneGas gasifiers based on the Venturi system for which MagneGas filed a definitive patent.

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Smaller Scale Recycler

The MagneGas Research and Development team has focused on developing smaller units at lower cost and shorter turnaround times allowing the rapid testing of a variety of liquids. The Company has created a new 20kW micro-unit for the testing of various liquid waste. This unit expedites the testing process for customers and includes a new venturi design which is expected to be the next generation of MagneGas™ refineries. The creation of this new unit has substantially increased the speed and efficiency of the testing process for new customers.

Third Party Validation of Fuel and Equipment

·	The Company received independent test results from a laboratory in Europe that demonstrated that sewage, swine blood and leachates, when passed through the MagneGas™ system, results in full sterilization of bio-contaminates suspended in the liquid.

·	MagneGas Australia (an unrelated MagneGas distributor) completed testing of MagneGas™ combusted with coal and found that the emissions from the coal were reduced and the heat output was increased.

·	An independent laboratory in the United States provided certified results that cutting metal with MagneGas does not impact the metal or impede the strength of the weld.

·	An independent laboratory in the United States provided certified results that MagneGas™ made from a proprietary blend of liquid does not contain Carbon Dioxide.

·	An independent laboratory tested MagneGas2 vs acetylene on 2 inch plate and found that it cut 38% faster and consumed 30% less oxygen.

·	An independent laboratory completed shock testing and rapid high compression testing of MagneGas and certified its safety under those conditions.

·	The Company obtained confirmation from the Environmental Protection Agency that manure which is processed through the MagneGas sterilization system meets Class A treatment requirements.

Our Industry

Metalworking

We produce fuel for the metalworking fuel market. This market is currently dominated by acetylene. Acetylene is a gas that is considered toxic, unstable, emits soot when it burns and can be volatile. In recent years, several acetylene production plants have exploded which has resulted in a restriction of supply, increased regulation and rising prices. MagneGas™ on the other hand, emits oxygen when it burns and independent users have rated MagneGas™ as a cleaner alternative to acetylene.

The inherent instability of the chemical composition of acetylene also causes significant and unpredictable risks for firefighters resulting in significant delays and disruption caused by fires involving acetylene. The rescue and fire services of the United Kingdom, US and Australia and the department of labor all recommend alternatives to acetylene and have specific and different firefighting technics for fires involving acetylene. As a result MagneGas is very attractive to fire services as a safer and faster alternative to acetylene for extractions.

Liquid Waste Processing

Water-based liquid waste such as sewage, sludge and manures, are traditionally sterilized through the use of anaerobic digestion systems or the addition of chemical sterilization agents. Independent chemical analysis shows that the Company’s patented Plasma Arc Flow System sterilizes water based waste, without the use of chemical additives or anaerobic digestion, while producing a fuel for use as a natural gas alternative. The byproduct of this process is to produce a sterilized liquid that is under development for use as a liquid fertilizer or irrigation water. Recent studies have shown incomplete sterilization at many sewage treatment facilities resulting in elevated levels of drug resistant microbes in the liquid effluent and air surrounding sewage treatment plants. The recent worldwide scare on Ebola and other infection diseases is driving the industry to develop better and more complete ways to sterilize sewages and sludges.

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Co-Combustion

The Company has tested in the United States and Australia the co-combustion of MagneGas with hydrocarbon fuels to reduce toxic emissions. The results of the tests included a reduction in carbon dioxide and other particulates and an increase in heat output. The power industry traditionally uses external filtration “scrubbing” systems to reduce emissions of hydrocarbon fuels in the production of electricity. It is the Company’s opinion that MagneGas can be used to better reduce emissions at a lower cost. It is currently conducting third party testing to confirm the results and determine the volume of gas needed to analyze the economic viability of this solution.

Our Products

We currently have two products: the fuel called MagneGas™ and the machines that produce that gas known as, Plasma Arc Flow refineries.

Fuel

In the United States, we currently produce MagneGas™, which is comprised primarily of hydrogen. The fuel can be used as an alternative to natural gas to power industrial equipment, automobiles and for metal cutting. The fuel is stored in hydrogen cylinders which are then sold to market on a rotating basis. However, the Company has found that its current feedstock creates a fuel that has a flow rate which is difficult to control without repeated training of the user. As a result, we are in the process of developing a new version of MagneGas with a slower flow rate. The Company anticipates that it will introduce this new fuel by the end of 2014. The new fuel has a lower cost feedstock, which we believe can not only compete against acetylene but also all other cutting gases such as propane.

On July 16, the Company launched a new fuel it has named “MagneGas2”. This fuel is produced from renewable waste and independent tests have confirmed that it cuts 38% faster than acetylene. The fuel has similar properties as acetylene making it easier for end users to adopt with limited training.

On September 29, the Company launched a new product line it has named “MagneTote”. This product is a storage and transport system that can be used by firefighters which allows quicker access to fuel. The system has been designed to be used in emergency extraction situations.

Equipment

The Plasma Arc Flow System can gasify many forms of liquid waste such as ethylene glycol and sterilize sewage and sludge. Plasma Arc Flow refineries have been configured in various sizes ranging from 50kw to 500kw depending on the application. Plasma Arc Flow refineries range in price from $500,000 to $5 Million. A 200Kw refinery was sold in 2010 to a customer in China for $1.855 Million. We signed an agreement on August 23, 2013 with a group from Central Asia for $499,000 which has been paid in full.

Manufacturing

Equipment

MagneGas™ systems are produced by us at our facility in Tarpon Springs, Florida. The proprietary components of the system are manufactured on location, while commercially available components such as generators and compressors are purchased from existing suppliers and assembled in Tarpon Springs. A new facility was purchased in September in Clearwater, Florida and the Company plans to relocate its headquarters to this new location.

Fuel

MagneGas™ currently has the ability to produce fuel in Florida and ship the fuel to its various distributors. The fuel is compressed into standard industrial gas cylinders and delivered directly to local retail customers and distributors.

Current MagneGas™ production is temporarily from a feedstock of virgin ethylene glycol (anti-freeze) and used vegetable oil. We are currently working to enhance our ability to process and compress fuels produced from waste oils on a high volume basis. Jointly, our plan includes provisions to secure the feedstock supplies, relationships and logistical abilities to process post-consumer waste oils such as used motor oils and/or anti-freeze. We estimate that the cost of using post-consumer waste steam feedstock, including related costs such as permitting and waste disposal, will be least 50% lower than the cost of virgin feedstock furthering MagneGas’s advantage over acetylene and allowing us to effectively compete in the propane market.

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Customers

We distribute products through several industrial gas companies in Michigan, Florida, Georgia, Indiana, and Pennsylvania. In addition, we have direct retail customers in both Michigan and Florida. In order to become a full service supplier of metal cutting fuel and hard goods, we have entered into an agreement with Matheson Tri-Gas, Inc. to purchase oxygen, argon, nitrogen and other gases at wholesale prices. In addition, we have now started distributing hard goods such as tips, torches, and regulators through Nasco, Inc. a national company that distributes welding supplies. On October 27, 2014, the Company closed on the acquisition of a regional gas distributor from Florida.

Strategic Relationships

We recently entered into commercial testing and discussion with a select group of leading U.S. strategic industrial companies and military contractors which, after conducting preliminary reviews of MagneGas™, are now seeking further testing or have agreed to purchase MagneGas™. These types of relationships inherently have a long sales cycle and have been under development for several years.

Navy

The U. S. Navy has been working with us to explore both the use of MagneGas™ for metal working and the use of the Plasma Arc Flow system for liquid waste processing. The National Center for Manufacturing Sciences, a testing contractor for the U.S. Navy, completed testing of MagneGas™ as an environmentally-friendly alternative for major metal cutting projects, particularly to reduce emissions during the breakup and recycling of retiring vessels. The final written report compared seven methods and gases for metal cutting to find the lowest opacity and showed MagneGas™ as one of the only two methods with positive results. The Company has developed a gas without Carbon Monoxide to meet the Navy standards for this project. On November 1, 2013 the Navy accepted the specifications of this gas and requested onsite testing which occurred in December 2013. The Company has provided the Navy pricing on fuel and is awaiting response. Due to the slow response time, the Company has hired two independent consultants with military backgrounds to assist with the project.

Fire Department Initiatives

Both the Clearwater, Florida and New York City Fire Departments have begun to purchase and test MagneGas as a replacement to acetylene and other cutting systems used by firefighters. Most vehicles used by fire departments in the United States are equipped with acetylene gas to use with demolition and extraction emergencies. MagneGas is stored in cylinders that are much lighter than acetylene, making it easier to handle. In addition, MagneGas has a much smaller heat affected zone, which can be critical to prevent further injury in the event of human extraction from a vehicle or dwelling.

Sterilization Equipment Sale Strategic Alliances

The Company has entered into three Memorandums of Understanding with a select group of strategic partners to launch the sterilization equipment sale market. One was signed with a major hog farm in Indiana, one with a fish farm in Louisiana and one with a waste treatment company in Florida for treating medical waste. The strategy of the Company is to test various liquid wastes in key industries, place MagneGas recyclers on site for industrial testing and use and then take advantage of the various sites as demonstration centers to further sales in those markets.

Corporate Information

Our principal executive offices are located at 150 Rainville Road, Tarpon Springs, FL 34689 and our telephone number is (727) 934-3448. Our website address is  www.magnegas.com . The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part. The information on our website is not part of this prospectus.

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the Securities and Exchange Commission, or SEC, incorporated by reference in this prospectus.  For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

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The Offering

Issuer	MagneGas Corporation

Shares of common stock offered by us	None

Shares of common stock offered by the selling stockholders	8,086,552 shares

Shares of common stock outstanding before this offering	36,581,757 shares

Shares of common stock outstanding after completion of this offering, assuming the sale of all shares offered hereby	44,668,309 shares

Use of proceeds	We will not receive any proceeds from the resale of the common stock by the selling stockholders.

Risk Factors	Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus on page 9 and in the documents we incorporate by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

The number of shares of common stock outstanding before and after the offering is based on 36,581,757 shares outstanding as of November 20, 2014 and excludes up to 9,185,537 shares of our common stock issuable upon the exercise of outstanding options or warrants (not including the shares issuable upon exercise of the March Investor Warrant, the March Agent Warrant, the October Investor Warrant, and the October Agent Warrant).

RISK FACTORS

An investment in our securities involves a high degree of risk and uncertainty. Before making an investment decision, you should carefully consider the risks described below, together with all of the other information included in this prospectus supplement, accompanying prospectus, and the documents incorporated by reference. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Cautionary Note Regarding Forward-Looking Statements” for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus supplement.

Risks Relating to Our Business

We have a limited operating history and there can be no assurance that we can achieve or maintain profitability.

We have a limited operating history that can be used to evaluate us, and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays that we may encounter because we are a small business. As a result, we may not be profitable and we may not be able to generate sufficient revenue to develop as we have planned.

Our ability to achieve and maintain profitability and positive cash flow will be dependent upon:

•	management’s ability to maintain the technology and skills necessary for our fuel conversion services;

•	our ability to keep abreast of changes by government agencies and in the law, particularly in the areas of intellectual property and environmental regulation;

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•	our ability to attract customers who require the products and services we offer;

•	our ability to generate revenues through the sale of our products and services to potential clients; and

•	our ability to manage the logistics and operations of our company and the distribution of our products and services.

We have had operating losses since formation and expect to incur net losses for the near term.

We reported a net loss of $6,318,724 for the fiscal year ended December 31, 2013 as compared to a net loss of $7,136,942 for the fiscal year ended December 31, 2012. Our operating results have recognized losses in the amount of $1,905,701 and $1,473,416 for the three months ended September 30, 2014 and 2013, respectively, and losses in the amount of $4,935,903 and $4,487,390 for the nine months ended September 30, 2014 and 2013, respectively. We currently use approximately $330,000 per month to fund operations. We anticipate that we will lose money in the near term and we may not be able to achieve profitable operations. In order to achieve profitable operations we need to secure sales of fuel and Plasma Arc Flow System. We anticipate the need to raise additional capital in the near term to satisfy our plan of operations.

We may need additional funding to continue operations, which may not be available to us on favorable terms or at all.

To date, we have generated only limited revenue from our products and have not achieved positive cash flows or profitability.  After completion of this offering, we expect to continue to incur significant operating losses for the foreseeable future as we incur costs associated with the continuation of our research and development programs, expand our sales and marketing capabilities, increase manufacturing of our products and comply with the requirements related to being a U.S. public company listed on the Nasdaq Capital Market. Additional funding may be needed after completion of this offering and it may not be available on terms favorable to us, or at all. If we raise additional funding through the issuance of equity securities, our stockholders may suffer dilution and our ability to use our net operating losses to offset future income may be limited. If we raise additional funding through debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, require us to use our cash to make payments under such indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions. If we are unable to secure additional funding, our development programs and our commercialization efforts would be delayed, reduced or eliminated, our relationships with our suppliers and customers may be harmed, and we may not be able to continue our operations.

The growth of our business depends upon the development and successful commercial acceptance of our products.

We depend upon a variety of factors to ensure that our MagneGas and Plasma Arc Flow System are successfully commercialized, including timely and efficient completion of design and development, implementation of manufacturing processes, and effective sales, marketing, and customer service. Because of the complexity of our products, significant delays may occur between development, introduction to the market and volume production phases.

The development and commercialization of MagneGas and Plasma Arc Flow System involves many difficulties, including:

•	retention and hiring of appropriate operational, research and development personnel;

•	determination of the products’ technical specifications;

•	successful completion of the development process;

•	successful marketing of MagneGas and Plasma Arc Flow System and achieving customer acceptance;

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•	managing inventory levels, logistics and operations; and

•	additional customer service and warranty costs associated with supporting product modifications and/or subsequent potential field upgrades.

We must expend significant financial and management resources to develop and market our MagneGas and Plasma Arc Flow System. We cannot assure that we will receive meaningful revenue from these investments. If we are unable to continue to successfully develop or modify our products in response to customer requirements or technological changes, or our products are not commercially successful, our business may be harmed.

The possibility of a global financial crisis may significantly impact our business and financial condition and our ability to attract customers to our relatively new technology for the foreseeable future.

The turmoil in the global financial system may adversely impact our ability to raise capital, invest in the development and refinement of our technology and to successfully market it to new customers. We may face increasing challenges if conditions in the financial markets do not improve over time. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise financing, which could have a material negative impact on our flexibility to react to changing economic and business conditions. The economic situation could have a material negative impact on our ability to attract new customers willing to try our alternative fuel products or purchase our technology.

Failure to comply with government regulations will severely limit our sales opportunities and future revenue.

Failure to obtain operating permits, or otherwise to comply with federal and state regulatory and environmental requirements, could affect our abilities to market and sell MagneGas and the Plasma Arc Flow System and could have a material adverse affect on our business and operations.

We and our customers may be required to comply with a number of federal, state and local laws and regulations in the areas of safety, health and environmental controls. To the extent we intend to market the Plasma Arc Flow System internationally, we will be required to comply with laws and regulations and, when applicable, obtain permits in those other countries.

We cannot be certain that we will be able to obtain or maintain, required permits and approvals, that new or more stringent environmental regulations will not be enacted or that if they are, that we will be able to meet the stricter standards.

Our technology is unproven on a large-scale industrial basis and could fail to perform in an industrial production environment.

The Plasma Arc Flow System has never been utilized on a large-scale industrial basis. All of the tests that we have conducted to date with respect to our technology have been performed on limited quantities of liquid waste, and we cannot assure you that the same or similar results could be obtained on a large-scale industrial basis. We cannot predict all of the difficulties that may arise when the technology is utilized on a large-scale industrial basis. In addition, our technology has never operated at a volume level required to be profitable. As our product is an alternative to acetylene, the unstable price of acetylene will impact our ability to become profitable and to sell cost competitive fuel. It is possible that the technology may require further research, development, design and testing prior to implementation of a larger-scale commercial application. Accordingly, we cannot assure you that this technology will perform successfully on a large-scale commercial basis, that it will be profitable to us or that our MagneGas will be cost competitive in the market.

Our future success is dependent, in part, on the performance and continued service of Ermanno Santilli, Terry Vernille, and other key personnel. Without their continued service, we may be forced to interrupt our operations.

We are presently dependent to a great extent upon the experience, abilities and continued services of Ermanno Santilli, our President and CEO and Terry Vernille, our Senior Vice President of Industrial Gas Sales. Ermanno Santilli has several years of experience regarding the technical operation and deployment of our refineries and Terry Vernille has over 20 years of experience in the industrial gas market. The loss of any of their services would delay our business operations substantially.

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Our related party transactions may cause conflicts of interests that may adversely affect our business.

Our intellectual property was purchased through a related party transaction with Hyfuels, Inc, a company which the former Chairman of our board of directors, Dr. Santilli, serves as the President and Chief Executive Officer, who through the transaction became a stockholder of our company. We currently lease our building through a related party transaction with a company wholly-owned by Dr. Santilli and his spouse and director of our company, Carla Santilli. We own a 20% interest in MagneGas Europe, a company whose major stockholder is Ermanno Santilli, our Chief Executive Officer. In addition, Dr. Santilli has personally contributed a small refinery for our use and we have received various small notes and loans from related parties, all of which have been paid in full.

We believe that these transactions and agreements that we have entered into with these affiliates are on terms that are at least as favorable as could reasonably have been obtained at such time from third parties. However, these relationships could create, or appear to create, potential conflicts of interest when our board of directors is faced with decisions that could have different implications for us and these affiliates. The appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of us, as well as our relationship with other companies and our ability to enter into new relationships in the future, which could have a material adverse effect on our ability to raise capital or to do business.

We have the potential risk of product liability, which may subject us to litigation and related costs.

Our Plasma Arc Flow System may be utilized in a variety of industrial and other settings, and may be used to handle materials resulting from the user's generation of liquid waste and the creation of a compressed hydrogen based fuel for distribution to end customers. The equipment, cylinders and gas will therefore be subject to risks of breakdowns and malfunctions. There is also inherent risk in the compression, transportation and use of MagneGas. It is possible that claims for personal injury and business losses arising out of these risks, breakdowns and malfunctions will occur. Our insurance may be insufficient to provide coverage against all claims, and claims may be made against us even if covered by our insurance policy for amounts substantially in excess of applicable policy limits. Such an event could have a material adverse effect on our business, financial condition and results of operations.

Because we are smaller and have fewer financial and other resources than many alternative fuel companies, we may not be able to successfully compete in the very competitive alternative fuel industry.

Fuel is a commodity. There is significant competition among existing alternative fuel producers. Our business faces competition from a number of producers that can produce significantly greater volumes of fuel than we can or expect to produce, producers that can produce a wider range of fuel products than we can, and producers that have the financial and other resources that would enable them to expand their production rapidly if they chose to. These producers may be able to achieve substantial economies of scale and scope, thereby substantially reducing their fixed production costs and their marginal productions costs. If these producers are able to substantially reduce their marginal production costs, the market price of fuel may decline and we may be not be able to produce biogas at a cost that allows us to compete economically. Even if we are able to operate profitably, these other producers may be substantially more profitable than us, which may make it more difficult for us to raise any financing necessary for us to achieve our business plan and may have a materially adverse effect on the market price of our common stock.

Costs of compliance with burdensome or changing environmental and operational safety regulations could cause our focus to be diverted away from our business and our results of operations may suffer.

Liquid waste disposal and fuel production involves the discharge of potential contaminants into the water and air and is subject to various regulatory and safety requirements. As a result, we are subject to complicated environmental regulations of the U.S. Environmental Protection Agency and regulations and permitting requirements of the various states. These regulations are subject to change and such changes may require additional capital expenditures or increased operating costs. Consequently, considerable resources may be required to comply with future environmental regulations. In addition, our production plants could be subject to environmental nuisance or related claims by employees, property owners or residents near the plants arising from air or water discharges. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs resulting therefrom could significantly increase our operating costs.

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Because MagneGas is new to the metalworking market, it may take time for the industry to adapt to it. In addition, the economy may adversely impact consumption of fuel in the metalworking market making it more difficult for us to sell our product.

MagneGas is a replacement for acetylene for the metalworking market. Because MagneGas is a new product in the industry, it may take time for end users to consider changing from acetylene to MagneGas and as such this may adversely impact our sales. In addition, consumption for fuel in the metalworking market is highly dependent on the economic conditions of the manufacturing industry and as such adverse conditions in the economy may also negatively impact our ability to sell our fuel to market.

Mergers or other strategic transactions involving our competitors could weaken our competitive position, which could harm our operating results.

There is significant competition among existing alternative fuel producers.  Some of our competitors may enter into new alliances with each other or may establish or strengthen cooperative relationships with systems integrators, third-party consulting firms or other parties. Any such consolidation, acquisition, alliance or cooperative relationship could lead to pricing pressure and our loss of market share and could result in a competitor with greater financial, technical, marketing, service and other resources, all of which could have a material adverse effect on our business, operating results and financial condition.

Because our long-term plan depends, in part, on our ability to expand the sales of our solutions to customers located outside of the United States, our business will be susceptible to risks associated with international operations.

We have limited experience operating in foreign jurisdictions. We continue to explore opportunities for joint ventures internationally.  Our inexperience in operating our business outside of North America increases the risk that our current and any future international expansion efforts will not be successful. Conducting international operations subjects us to new risks that, generally, we have not faced in the United States, including:

•	fluctuations in currency exchange rates;

•	unexpected changes in foreign regulatory requirements;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	difficulties in managing and staffing international operations;

•	potentially adverse tax consequences, including the complexities of foreign value added tax systems and restrictions on the repatriation of earnings;

•	localization of our solutions, including translation into foreign languages and associated expenses;

•	the burdens of complying with a wide variety of foreign laws and different legal standards, including laws and regulations related to privacy;

•	increased financial accounting and reporting burdens and complexities;

•	political, social and economic instability abroad, terrorist attacks and security concerns in general; and

•	reduced or varied protection for intellectual property rights in some countries.

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Risks Related to Our Intellectual Property

The success of our business depends, in part, upon proprietary technologies and information that may be difficult to protect and may be perceived to infringe on the intellectual property rights of third parties.

We believe that the identification, acquisition and development of proprietary technologies are key drivers of our business. Our success depends, in part, on our ability to obtain patents, maintain the secrecy of our proprietary technology and information, and operate without infringing on the proprietary rights of third parties. We cannot assure you that the patents of others will not have an adverse effect on our ability to conduct our business, that the patents that provide us with competitive advantages will not be challenged by third parties, that we will develop additional proprietary technology that is patentable or that any patents issued to us will provide us with competitive advantages. Further, we cannot assure you that others will not independently develop similar or superior technologies, duplicate elements of our biomass technology or design around it.

To successfully commercialize our proprietary technologies, we may need to acquire licenses to use, or to contest the validity of, issued or pending patents. We cannot assure you that any license acquired under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party's patents or in defending the validity or enforceability of our patents, or in bringing patent infringement suits against other parties based on our patents.

In addition to the protection afforded by patents, we also rely on trade secrets, proprietary know-how and technology that we seek to protect, in part, by confidentiality agreements with our prospective joint venture partners, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any such breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

We cannot assure you that we will obtain any patent protection that we seek, that any protection we do obtain will be found valid and enforceable if challenged or that it will confer any significant commercial advantage. U.S. patents and patent applications may be subject to interference proceedings, U.S. patents may be subject to re-examination proceedings in the U.S. Patent and Trademark Office and foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent offices, which proceedings could result in either loss of the patent or denial of the patent application, or loss or reduction in the scope of one or more of the claims of, the patent or patent application. In addition, such interference, re-examination and opposition proceedings may be costly. Moreover, the U.S. patent laws may change, possibly making it easier to challenge patents. Some of our technology was, and continues to be, developed in conjunction with third parties, and thus there is a risk that such third parties may claim rights in our intellectual property. Thus, any patents that we own or license from others may provide limited or no protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. If issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology.

Many of our competitors have significant resources and incentives to apply for and obtain intellectual property rights that could limit or prevent our ability to commercialize our current or future products in the United States or abroad.

Many of our potential competitors who have significant resources and have made substantial investments in competing technologies may seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the United States or in international markets. Our current or future U.S. or foreign patents may be challenged, circumvented by competitors or others or may be found to be invalid, unenforceable or insufficient. Since patent applications are confidential until patents are issued in the United States, or in most cases, until after 18 months from filing of the application, or corresponding applications are published in other countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first to make the inventions covered by each of our pending patent applications, or that we were the first to file patent applications for such inventions.

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If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how. We generally seek to protect this information by confidentiality agreements with our employees, consultants, scientific advisors and third parties. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Risks Related to Our Securities

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our common stock is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our shares of common stock are, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our shares could, for example, decline precipitously in the event that a large number of our shares of common stock are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our limited operating history, lack of profits to date, and uncertainty of future market acceptance for our potential products. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.

Future sales of our common shares in the public market by management or our large stockholders could lower our stock price.

Our largest stockholders, together with the other members of our board of directors and our executive officers, collectively beneficially own approximately 37.5% of our outstanding common shares. If our officers, directors and current stockholders sell, or indicate intent to sell, substantial amounts of our common stock in the public market, the trading price of our common stock may decline significantly.

We have a significant number of warrants outstanding, and while these warrants are outstanding, it may be more difficult to raise additional equity capital. Additionally, certain of these warrants contain price-protection provisions that may result in the reduction of their exercise prices if certain transactions occur in the future.

As of November 20, 2014, we had outstanding warrants to purchase 13,042, 089 shares of common stock. These 13,042,089 shares include the shares issuable upon the conversion of the March Investor Warrant, the March Agent Warrant, the October Investor Warrant, and the October Agent Warrant. The holders of these warrants are given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time during which these warrants are likely to be exercised, we may be unable to obtain additional equity capital on more favorable terms from other sources. Furthermore, the majority of these warrants contain price-protection provisions under which, if we were to issue securities in conjunction with a merger, tender offer, sale of assets or reclassification of our common stock at a price lower than the exercise price of such warrants, the exercise price of the warrants would be reduced, with certain exceptions, to the lower price. Additionally, the exercise of these warrants will cause the increase of our outstanding shares of our common stock, which could have the effect of substantially diluting the interests of our current stockholders.

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We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies may also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our shares of common stock are very thinly traded, and the price may not reflect our value and there can be no assurance that there will be an active market for our shares of common stock now or in the future.

Our common stock only began trading on the Nasdaq Capital Market on August 15, 2012, before which it was quoted on the OTCBB. Our stock has limited liquidity, as our common stock has historically been sporadically and thinly traded. The price of our common stock, when traded, may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result, holders of our securities may have difficulty finding purchasers for our shares should they attempt to sell shares held by them. Even if a more active market should develop, the price of our shares of common stock may be highly volatile. Our shares should be purchased only by investors having no need for liquidity in their investment and who can hold our shares for an indefinite period of time.

On July 15, 2013, the Company received a written notification from the Listing Qualifications Department of The Nasdaq Capital Market notifying the Company that it had failed to comply with Nasdaq’s Marketplace Rule 5550(a)(2) (the “Rule”) because the bid price for the Company’s common stock over a period of 30 consecutive business days prior to such date had closed below the minimum $1.00 per share requirement for continued listing.

In accordance with Nasdaq’s Marketplace Rule 5810(c)(3)(A), the Company had a period of 180 calendar days, or until January 14, 2014, to regain compliance with the Rule. At the beginning of January 2014, the Company determined that it would not be in compliant with the Rule by January 13, 2014, which would subject the Company’s common stock to delisting from The Nasdaq Capital Market. As a result, the Company notified Nasdaq Capital Market and applied for an extension of the cure period, as permitted under the original notification. In the application, the Company indicated that it met all other continuing listing requirements for the Nasdaq Capital Market and provided written notice of its intention to cure the deficiency during the second compliance period of an additional 180 days, by various plans, including effecting a reverse stock split, if necessary.

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On January 14, 2014, the Company received a written notification from Nasdaq Capital Market that the Company was granted an additional 180 calendar days, or until July 14, 2014, to regain compliance with the minimum $1.00 bid price per share requirement of the Rule.

On March 31, 2014, the Company received notice from the Listing Qualifications Department of the Nasdaq Stock Market that the Company has regained compliance with the Nasdaq Listing Standards by curing the Company’s previously reported deficiencies for failure to comply with the minimum bid price requirement of $1 per share.

As of March 28, 2014, the bid price of the Company’s common stock had closed above the $1.00 minimum requirement for a period of 10 consecutive trading days. The Company now meets the continued listing standards for the Nasdaq Capital Market and no further action is required.

Certain members of our board of directors, their affiliates and our executive officers, as stockholders, control our company.

Our largest stockholders together with the other members of our board of directors and our executive officers, as stockholders, collectively beneficially own approximately 30% of our outstanding common stock. As a result of this ownership, they have the ability to significantly influence all matters requiring approval by stockholders of our company, including the election of directors. In particular, Dr. Santilli, the former Chairman of our board of directors, beneficially owns 21.5% of our outstanding common stock. In addition to ownership of our common stock, Dr. Santilli and his spouse Carla Santilli, beneficially own through the entity, Global Alpha, LLC, 100% of our outstanding 1,000,000 shares of our Series A preferred stock. Their children, Ermanno Santilli, our Chief Executive Officer, and Luisa Ingargiola, our Chief Financial Officer (together with Dr. Santilli and Carla Santilli, the “Santilli Family”), have equal voting rights in Global Alpha, LLC, however they do not have any equity rights in Global Alpha, LLC. Accordingly, the Series A preferred stock entitles Global Alpha, LLC to voting rights in the aggregate of 100,000,000,000 votes.  As a result, the Santilli Family has the ability to significantly influence all matters requiring approval by stockholders of our company. This concentration of ownership also may have the effect of delaying or preventing a change in control of our company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise receive a premium for their shares over current market prices.

If securities or industry analysts do not publish research or reports about us, or publish negative reports about our business, our share price could decline.

Securities analysts from Northland Capital Markets currently cover our common stock but may not do so in the future. Our lack of analyst coverage might depress the price of our common stock and result in limited trading volume. If we do receive analyst coverage in the future, any negative reports published by such analysts could have similar effects.

Future issuance of our common stock could dilute the interests of existing stockholders.

We may issue additional shares of our common stock in the future. The issuance of a substantial amount of common stock could have the effect of substantially diluting the interests of our current stockholders. In addition, the sale of a substantial amount of common stock in the public market, either in the initial issuance or in a subsequent resale by the target company in an acquisition which received such common stock as consideration or by investors who acquired such common stock in a private placement could have an adverse affect on the market price of our common stock.

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The application of the Securities and Exchange Commission’s “penny stock” rules to our common stock could limit trading activity in the market, and our stockholders may find it more difficult to sell their stock.

Our common stock trades at less than $5.00 per share and is therefore subject to the SEC’s penny stock rules. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

We do not intend to pay dividends for the foreseeable future, and you must rely on increases in the market price of our common stock for returns on equity investment.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

 Our certificate of incorporation, bylaws and the Delaware General Corporation Law may delay or deter a change of control transaction.

Certain provisions of our certificate of incorporation and bylaws may have the effect of deterring takeovers, such as those provisions authorizing our board of directors to issue, from time to time, any series of preferred stock and fix the designation, powers, preferences and rights of the shares of such series of preferred stock; prohibiting stockholders from acting by written consent in lieu of a meeting; requiring advance notice of stockholder intention to put forth director nominees or bring up other business at a stockholders’ meeting; prohibiting stockholders from calling a special meeting of stockholders; requiring a 66 2/3% majority stockholder approval in order for stockholders to amend certain provisions of our certificate of incorporation or bylaws or adopt new bylaws; providing that, subject to the rights of preferred shares, the directors will be divided into three classes and the number of directors is to be fixed exclusively by our board of directors; and providing that none of our directors may be removed without cause. Section 203 of the DGCL, from which we did not elect to opt out, provides that if a holder acquires 15% or more of our stock without prior approval of our board of directors, that holder will be subject to certain restrictions on its ability to acquire us within three years. These provisions may delay or deter a change of control of us, and could limit the price that investors might be willing to pay in the future for shares of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements that involve risks and uncertainties, principally in the sections entitled “Risk Factors.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include:

•	our limited operating history;
•	our limited financial resources and our ability to obtain additional financing;
•	the development and successful commercial acceptance of our products;
•	the cost of compliance with government regulations;

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•	that our technology is unproven on a large-scale industrial basis;
•	our dependence on our management team;
•	risks of product liability;
•	our competition, including from significantly larger alternative fuel companies;
•	a slow pace of industry adoption of MagneGas; and
•	protection of our intellectual property.

Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assumes no obligation to update any such forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Before you invest in our shares, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

USE OF PROCEEDS

All proceeds from the resale of the shares of our common stock offered by this prospectus will belong to the selling stockholders identified in this prospectus under “Selling Stockholders.” We will not receive any proceeds from the resale of the shares of our common stock by the selling stockholders.

We will receive proceeds from any cash exercise of the Warrants. We intend to use any proceeds from any such exercise to working capital and general corporate purposes. General corporate purposes may include providing working capital, funding capital expenditures, or paying for acquisitions.  We currently do not have any arrangements or agreements for any acquisitions.  We cannot precisely estimate the allocation of the net proceeds from any exercise of the Warrants for cash.  Accordingly, in the event the Warrants are exercised for cash, our management will have broad discretion in the application of the net proceeds of such exercises. Pending the use of net proceeds, we intend to invest the net proceeds of any Warrant for cash exercise in certificates of deposit or direct or guaranteed obligations of the U.S. government.  There is no assurance that the Warrants will ever be exercised for cash.

DETERMINATION OF OFFERING PRICE

Pursuant to Rule 457(c) promulgated under the Securities Act, as amended, the offering price is based upon the average of the high and low prices of the Registrant’s common stock on November 20, 2014, as reported by the Nasdaq Capital Market.

DILUTION

Not Applicable

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SELLING STOCKHOLDERS

	Beneficial Ownership Before Offering		Beneficial Ownership After Offering
Selling Stockholder	Number of Shares Owned (3)	Shares Offered Hereby	Number of Shares Owned	Percent (4)
Alpha Capital Anstalt (1)	2,383,179	7,664,138	2,383,179	5.34%

Northland Securities, Inc.(2)	0	422,414	0	0%

(1)	As of November 20, 2014, Alpha Capital Anstalt beneficially owned (i) 1,323,179 shares of our common stock and (ii) 1,060 shares of Series D-1 Preferred Stock that are convertible into an aggregate of 1,060,000 shares of common stock. The 7,664,138 shares being offered includes (i) 940 shares of Series D-2 Preferred Stock that are convertible into an aggregate of 940,000 shares of common stock and (ii) a warrant to purchase an aggregate of 6,724,138 shares of common stock. The terms of the Preferred Stock and the warrant include a blocker provision that does not permit conversion or exercise to the extent it would cause the holder and its affiliates to hold more than 4.99% of our outstanding common stock. The address for Alpha Capital Anstalt is Pradafant 7, LI-9490 Vaduz, Fürstentum Liechtenstein. Konrad Ackermann has voting and investment power over the shares being registered on behalf of Alpha Capital Anstalt.

(2)	The 422,414 shares being offered are Warrants to purchase an aggregate of 422,414 shares of common stock. The terms of the Warrants include a blocker provision that does not permit exercise to the extent it would cause the holder and its affiliates to hold more than 4.99% of our outstanding common stock. The address for Northland Securities, Inc. is 45 South Seventh Street, Suite 2000, Minneapolis, Minnesota 55402.

(3)	Represents shares of common stock directly beneficially owned as of November 20, 2014(none which are being offered hereby). This does not reflect the shares of common stock issuable pursuant to the exercise of the Warrants disclosed in Footnotes 1 and 2 above.

(4)	Percentages are calculated based on an aggregate of 44,668,309 shares of common stock outstanding after the offering.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.

A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

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•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

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We agreed to keep this prospectus effective until the earlier of (i) solely with respect to shares of Common Stock issuable upon conversion of the Series B Preferred Stock (and not with respect to shares of Common Stock underlying the Warrants), the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters with respect to the securities will be passed upon for us by Szaferman, Lakind, Blumstein & Blader, P.C., Lawrenceville, New Jersey.

EXPERTS

The audited consolidated financial statements of our company as of December 31, 2013 and 2012 have been audited by DKM Certified Public Accountants, an independent registered public accounting firm, which are incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements are incorporated by reference in reliance on DKM Certified Public Accountants’ report, given on their authority as experts in accounting and auditing.

On December 17, 2012, the audit firm of Drake & Klein CPAs changed its name to DKM Certified Public Accountants.  The change was reported to the PCAOB as a change of name.  This is not a change of auditors for our company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (including exhibits) under the Securities Act, with respect to the securities to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our Company and the securities offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto. With respect to each such document filed with the Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.magnegas.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information. This means that we can disclose important information to you by referring you to those documents that contain the information. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus (other than information “furnished” under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) of any Current Report on Form 8-K or otherwise “furnished” to the SEC, unless otherwise stated) until this offering is completed, as well as documents filed under such sections after the date of the initial registration statement and prior to effectiveness of the registration statement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 27, 2014;

•	Our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014, and September 30, 2014, filed with the SEC on, respectively, May 12, August 6, and November 10, 2014;

•	Our Current Reports on Form 8-K filed with the SEC on January 15, January 22, January 24, March 27, April 1, May 20, August 25, October 2, October 9, October 14, October 17, October 21, October 24, October 30, and November 3, 2014; and

•	The description of our common stock as set forth in our registration statement on Form 8-A, which was filed on August 14, 2012, under Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

In accordance with Rule 402 of Regulation S-T, the XBRL related information in Exhibit 101 to our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act, except as will be expressly set forth by specific reference in such filing.

You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above or on our corporate website at www.magnegas.com.  You may request copies of the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at:

MagneGas Corporation

150 Rainville Road

Tarpon Springs, FL 34689

(727) 934-3448

Attention: Corporate Secretary

 PROSPECTUS

MAGNEGAS CORPORATION

Common Stock

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PART II— INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$779.92
Accounting fees and expenses	5,000
Legal fees and expense	135,000
Blue Sky fees and expenses	0
Printing fees and expenses	1,000
Transfer agent fees and expenses	1,000
Miscellaneous Expenses	0
Total	$142,779.92

Item 15. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the directors breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or directors has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

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We maintain a general liability insurance policy that covers liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for the purpose of determining liability under the Securities Act to any purchaser:

i.       Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

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Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities ( other  than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8)      The undersigned registrant hereby undertakes that:

 (i)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereonto duly authorized, in the City of Tarpon Springs, State of Florida, on November 26, 2014.

MAGNEGAS CORPORATION

By:	/s/ Ermanno Santilli
Ermanno Santilli
Chief Executive Officer

By:	/s/ Luisa Ingargiola
Luisa Ingargiola
Chief Financial Officer

We, the undersigned officers and directors of MagneGas Corporation, hereby severally constitute Ermanno Santilli and Luisa Ingargiola, and each of them singly, as true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable MagneGas Corporation to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert L. Dingess	Chairman of the Board	November 26, 2014
Robert L. Dingess

/s/ Ermanno Santilli	Chief Executive Officer and Director	November 26, 2014
Ermanno Santilli	(principal executive officer)

/s/ Luisa Ingargiola	Chief Financial Officer, Secretary and Director	November 26, 2014
Luisa Ingargiola	(principal financial and accounting officer)

/s/ Carla Santilli	Director	November 26, 2014
Carla Santilli

/s/ Christopher Huntington	Director	November 26, 2014
Christopher Huntington

/s/ Kevin Pollack	Director	November 26, 2014
Kevin Pollack

/s/ William W. Staunton III	Director	November 26, 2014
William W. Staunton III

/s/ Joe C. Stone	Director	November 26, 2014
Joe C. Stone

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EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Incorporation, as amended March 26, 2007, February 3, 2009, and June 22, 2012(1)

3.2	Bylaws of the Company (2)

4.1	Certificate of Designation for Series A Preferred Stock(3)

4.2	Amendment to Certificate of Designation for Series A Preferred Stock(4)

4.3	Certificate of Designation for Series B Preferred Stock(5)

4.4	Certificate of Designation for Series C Preferred Stock(6)

4.5	Certificate of Designation for Series D-1 Preferred Stock*

4.6	Certificate of Designation for Series D-2 Preferred Stock*

4.7	Form of March 2014 Investor Warrant (7)

4.8	Form of March 2014 Placement Agent Warrant (7)

4.9	Form of October 2014 Investor Warrant (8)

4.10	Form of October 2014 Placement Agent Warrant (8)

5.1	Opinion of Szaferman, Lakind, Blumstein & Blader, P.C.*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of Szaferman, Lakind, Blumstein & Blader, P.C. (included in Exhibit 5.1)*

24.1	Powers of Attorney (included on signature page)*

*	Filed herewith.

(1)	Filed as an Exhibit to the Current Report on Form 8-K filed with the SEC on June 25, 2012.
(2)	Filed as an Exhibit to the Registration Statement on Form 10SB filed with the SEC on April 3, 2006.
(3)	Filed as an Exhibit to the Registration Statement on Form S-1 filed with the SEC on May 30, 2012.
(4)	Filed as an Exhibit to the Current Report on Form 8-K filed with the SEC on May 16, 2013.
(5)	Filed as an Exhibit to the Annual Report on Form 10-K filed with the SEC on March 27, 2014.
(6)	Filed as an Exhibit to the Quarterly Report on Form 10-Q filed with the SEC on May 12, 2014.
(7)	Filed as an Exhibit to the Current Report on Form 8-K filed with the SEC on March 27, 2014.
(8)	Filed as an Exhibit to the Current Report on Form 8-K filed with the SEC on October 21, 2014.

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